Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES

COURTYARD SAN DIEGO MISSION VALLEY/HOTEL CIRCLE

New York —December 10, 2012 — Carey Watermark Investors Incorporated (CWI) today announced that it has acquired the Courtyard San Diego Mission Valley/Hotel Circle. The 317-room hotel includes approximately 7,000 square feet of meeting space, Bistro Café restaurant with Starbucks espresso bar, lounge, 24-hour Market, business center, fitness center, outdoor pool and whirlpool and 349 parking spaces.

CWI’s total investment in the property is approximately $90.0 million, including acquisition-related costs and $51.5 million of debt.  The property was acquired from a private investment group, for which Tarsadia Investments is the agent.  The hotel, which was totally renovated and converted to a Marriott Courtyard in 2008, was recognized with Marriott International’s Conversion Excellence Award.

Located on San Diego’s Hotel Circle in Mission Valley, the property is near Downtown San Diego and popular tourist attractions including the San Diego Zoo, Old Town San Diego, SeaWorld and the area’s numerous beaches.  Just off Interstate 8 and two miles east of Interstate 5, the two main freeways of San Diego, the property has excellent accessibility within San Diego and the area’s attractions.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “The hotel was completely renovated and upgraded, including guestrooms, lobby and back of the house, when it was converted to a Courtyard in 2008.  As a result, we are acquiring a totally updated property that also benefits from its long established central location within the greater San Diego area, by many counts one of the best performing lodging markets in the nation.  The location and physical quality, together with consistent performance and strong brand and in-place cashflow, make it a solid addition to our portfolio.”

Courtyard by Marriott

Since 1983, business travelers have relied on Courtyard by Marriott, the pioneering lodging brand that created the upper-moderate tier. Today’s Courtyard customer is driven by success, but also enjoys the break from routine that business travel offers. For these guests, Courtyard is the smart, dynamic hotel that helps them make the most of their time on the road. Combining innovative technology with style and comfort, the brand’s modern and open lobby provides guests with flexibility to work and relax.

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that invests primarily in the lodging and lodging-related sectors.

Forward-Looking Statements

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the companies intend that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and Carey Watermark Investors Incorporated and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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